For:           Immediate Release                                                                      Contact:                               Larry Lentych
                  December 8, 2008                                                                                                                      Chief Financial Officer
                                                                        574-235-2000

PRELIMINARY APPROVAL RECEIVED BY 1ST SOURCE FOR
 U.S. TREASURY PROGRAM

  South Bend, IN – South Bend, IN - 1st Source Corporation (Nasdaq:SRCE), parent company of 1st Source Bank, announced it had received preliminary approval to participate in the United States Treasury Capital Purchase Program, an initiative designed to make capital available to the nation’s stronger banks. The program’s goal is to increase lending available to businesses and consumers across the country to help jumpstart the economy.

  If 1st Source participates in the program, then up to $111.0 million in additional capital would be made available to the Company.  In exchange, the federal government would receive a like amount of 1st Source Corporation preferred stock that would pay an annual dividend of 5.00 percent for the first five years, and an annual dividend of 9.00 percent in any years thereafter.  1st Source would also issue a warrant to the United States Treasury to purchase up to $16.65 million of 1st Source common stock, representing approximately 3.5 percent of the current common shares outstanding assuming a market price of $19.50 per share.  After three years, any or all of the funding could be repaid by 1st Source.  If taken, it is estimated the funding would be received by 1st Source in January 2009.

  According to Christopher J. Murphy III, Chairman of 1st Source Corporation, “The decision to apply for participation in the United States Treasury Capital Purchase Program was made thoughtfully by 1st Source and its Board of Directors. 1st Source is presently well capitalized and pleased to be among the notably strong banks across the country that have been allowed into the program. At 1st Source, we are strong, stable, local and personal. Although 1st Source has been approved, we are still continuing to evaluate whether or not we will participate. 1st Source is already well capitalized so we must balance the additional good we may be able to accomplish in our community and for our clients against this relatively expensive equity investment by the federal government.”

  Independent review confirms the strength and soundness of 1st Source.  The organization is rated well capitalized according to federal regulators’ definition, the highest possible level of capitalization. 1st Source Bank has received a 5 Star “Superior” rating from Bauer Financial; a 4 Star “Sound” rating from Bankrate.com based on capital adequacy, asset quality, profitability and liquidity; and the “Blue Ribbon Bank” designation from Veribanc, its highest rating.

  1st Source Corporation serves the northern half of Indiana and southwest Michigan and is the largest locally controlled financial institution headquartered in the area. While delivering a comprehensive range of consumer and commercial banking services, 1st Source has distinguished itself with highly personalized services. 1st Source Bank also competes for business nationally by offering specialized financing services for new and used private and cargo aircraft, automobiles for leasing and rental agencies, medium and heavy duty trucks, construction and environmental equipment. The Corporation includes 79 banking centers in 17 counties, 24 locations nationwide for the 1st Source Bank Specialty Finance Group, 7 Trust and Wealth management locations plus 6 1st Source Insurance offices. With a history dating back to 1863, 1st Source Bank has a tradition of providing superior service to clients while playing a leadership role in the continued development of the communities in which it serves.

  1st Source may be accessed on its home page at “www.1stsource.com.”  Its common stock is traded on the Nasdaq Global Select Market under "SRCE" and appears in the National Market System tables in many daily newspapers under the code name "1st Src". Except for historical information contained herein, the matters discussed in this document express “forward-looking statements.” Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will,” “should,” and similar expressions indicate forward-looking statements. Those statements, including statements, projections, estimates or assumptions concerning future events or performance, and other statements that are other than statements of historical fact, are subject to material risks and uncertainties. 1st Source cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.

  1st Source may make other written or oral forward-looking statements from time to time. Readers are advised that various important factors could cause 1st Source’s actual results or circumstances for future periods to differ materially from those anticipated or projected in such forward-looking statements. Such factors, among others, include changes in laws, regulations or accounting principles generally accepted in the United States; 1st Source’s competitive position within its markets served; increasing consolidation within the banking industry; unforeseen changes in interest rates; unforeseen downturns in the local, regional or national economies or in the industries in which 1st Source has credit concentrations; and other risks discussed in 1st Source’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, which filings are available from the SEC. 1st Source undertakes no obligation to publicly update or revise any forward-looking statements.